UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 15, 2021

BTCS INC.

(Exact name of registrant as specified in its charter)

Nevada	000-55141	90-1096644
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9466 Georgia Avenue #124, Silver Spring, MD 20910

(Address of Principal Executive Offices, and Zip Code)

(202) 430-6576

Registrant’s Telephone Number, Including Area Code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	NA	NA

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On January 15, 2021, BTCS Inc. (the “Company”) issued Cavalry Fund I LP (the “Fund”) a $1,000,000 promissory note (the “Promissory Note”) and a Series D warrant to purchase 2,000,0000 shares of the Company’s Common Stock (the “Warrant”) in consideration for $1,000,000. The Promissory Note is (i) due on November 15, 2021, (ii) convertible at a 35% discount to the closing price of the Company’s common stock on the date before exercise with a floor price of $0.75 per share and (iii) shall bear interest at 12% per annum (payable at maturity). Subject to certain limitations, the Company may force conversion of the Promissory Note.

The 2,000,000 Warrants are exercisable for cash only at $2.16 per share, over a two-year period, and does not contain anti-dilution or price protection.

The foregoing descriptions of the Promissory Note, Warrant, and Side Letter, are not complete and are qualified in their entirety by reference to the provisions of such agreements, which are filed as Exhibit 4.1 and 10.1 to this Current Report on Form 8-K.

Item 3.02 Unregistered Sales of Equity Securities.

See Item 2.03 which is incorporated by reference herein.

Additionally, the Company issued 2,000,000 shares of the Company’s common stock to the Fund upon the exercise of their Series C warrants and payment of the exercise price of $400,000. The Fund and the Company entered into an agreement whereby the Fund would exercise early for cash provided that the Company register the underlying shares of common stock within 30 days of exercise.

The issuance of the Promissory Note and Warrant is exempt from the registration requirements of the Securities Act of 1933 pursuant to Section 4(a)(2) and Rule 506(b) of Regulation D thereof. The Fund previously invested in securities of the Company; the Company did not engage in general solicitation or advertising with regard to the issuance and sale of the securities and has not offered securities to the public in connection with such issuance and sale. The Fund represented that it is an accredited investor and purchased the Note and Warrant for investment and not with a view to distribution.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On January 21, 2021, the Company filed a Certificate of Withdrawal with the Secretary of State of the State of Nevada. The Certificate of Withdrawal, which was effective upon filing, eliminated from the Articles of Incorporation of the Company all matters set forth in the Company’s Certificate of Designation with respect to the Company’s Series A Preferred Stock that had been previously filed with the Secretary of State of the State of Nevada on December 9, 2016. No shares of the Series A Preferred Stock were issued or outstanding at the time of the filing of the Certificate of Withdrawal, and none will be issued. A copy of the Certificate of Withdrawal is filed as Exhibit 3.1 to this report and is incorporated into this Item by reference.

On January 21, 2021, the Company filed a Certificate of Withdrawal with the Secretary of State of the State of Nevada. The Certificate of Withdrawal, which was effective upon filing, eliminated from the Articles of Incorporation of the Company all matters set forth in the Company’s Certificate of Designation with respect to the Company’s Series B Convertible Preferred Stock that had been previously filed with the Secretary of State of the State of Nevada on March 15, 2017. No shares of the Series B Convertible Preferred Stock were issued or outstanding at the time of the filing of the Certificate of Withdrawal, and none will be issued. A copy of the Certificate of Withdrawal is filed as Exhibit 3.2 to this report and is incorporated into this Item by reference.

As previously disclosed on a Current Report on Form 8-K filed January 6, 2021, the Company issued Series C-2 Preferred Stock to Messrs. David Garrity, a director, and Charles Allen and Michal Handerhan, executive officers and directors of the Company. After further review, the Company determined that there was a scrivener’s error in Section 6 (Ant-Dilution Adjustment) of the Certificate of Designation. The formula was meant to be the product of (i) 0.0000004 (as opposed to the filed 0.000002), and (ii) the aggregate amount of all capital raised by the Company after the initial issuance date, subject to a $13 million cap. On January 21, 2021 the Company filed a Certificate of Correction in the state of Nevada to fix this error. A copy of the Certificate of Correction is filed as Exhibit 3.3 to this report and is incorporated into this Item by reference.

Item 9.01 Financial Statements and Exhibits.

3.1	Certificate of Withdrawal of Certificate of Designation with respect to the Company’s Series A Preferred Stock.
3.2	Certificate of Withdrawal of Certificate of Designation with respect to the Company’s Series B Convertible Preferred Stock.
3.3	Certificate of Correction of Certificate of Designation with respect to the Company’s Series C-2 Convertible Preferred Stock.
4.1	Convertible Note dated as of January15, 2021
10.1	Series D Warrant dated as of January 15, 2021

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BTCS INC.

Date:	January 22, 2021	By:	/s/ Charles W. Allen
		Name:	Charles W. Allen
		Title:	Chief Executive Officer